Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-162298, No. 333-114816 and 333-148156) and Forms S-8 (Nos. 333-137512, 333-141814 and 333-155332), of our report dated February 12, 2010, of our report dated February 12, 2010, related to the financial statements of Stanley Baker Hill, LLC as of December 31, 2009 and for the year then ended, appearing in the Annual Report on Form 10-K of Hill International, Inc. for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 12, 2010, which report expressed an unqualified opinion.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

March 11, 2011